EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                 First Half             Fiscal Year Ended December
                                                    Ended    ---------------------------------------------------
                                                   6/28/98     1997      1996       1995       1994       1993
                                                  --------   --------  --------   --------   --------   --------
Income from continuing operations                 $217,725   $393,625  $282,750   $245,458   $233,149   $204,646

Add:
  Income tax expense                               160,974    265,375   191,663    167,076    158,698    142,212
  Losses on equity investments                      21,865     34,696    13,281     13,209      9,739      1,857
                                                  --------   --------  --------   --------   --------   --------

     Subtotal                                      400,564    693,696   487,694    425,743    401,586    348,715
                                                  --------   --------  --------   --------   --------   --------

Fixed charge adjustments
  Add:
    Interest expense                                42,030     86,502    47,779     21,814     20,585     24,660
    Amortization of capitalized interest             1,036      2,076     2,108      2,253      2,362      2,392
    Interest component of rental expense (A)         5,291     10,416     9,362      8,200      8,236      8,732
                                                  --------   --------  --------   --------   --------   --------

Earnings, as adjusted                             $448,921   $792,690  $546,943   $458,010   $432,769   $384,499
                                                  ========   ========  ========   ========   ========   ========

Fixed charges:
  Interest expense                                $ 42,030   $ 86,502  $ 47,779   $ 21,814   $ 20,585   $ 24,660
  Interest capitalized                                 807        224       168        610          -      1,099
  Interest component of rental expense (A)           5,291     10,416     9,362      8,200      8,236      8,732
  Interest related to guaranteed ESOP debt (B)       7,812     17,901    20,134     22,057     24,017     25,742
                                                  --------   --------  --------   --------   --------   --------

Total fixed charges                               $ 55,940   $115,043  $ 77,443   $ 52,681   $ 52,838   $ 60,233
                                                  ========   ========  ========   ========   ========   ========

Ratio of earnings to fixed charges                     8.0        6.9       7.1        8.7        8.2        6.4
                                                  ========   ========  ========   ========   ========   ========


(A) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
   (ESOP).